RAIT FINANCIAL TRUST

2008 INCENTIVE AWARD PLAN

CASH AWARD AGREEMENT

This CASH AWARD AGREEMENT, dated as of      , 2008 (the “Date of Grant”), is delivered by RAIT Financial Trust (“RAIT”), to      (the “Participant”).

RECITALS

A. The RAIT Financial Trust 2008 Incentive Award Plan (the “Plan”) provides for the opportunity to receive cash awards.

B. As an inducement for the Participant to promote the best interests of RAIT and its shareholders, the Compensation Committee of the Board of Trustees of RAIT (the “Committee”) has adopted a 2008 Cash Award Program under the Plan and has decided to provide the Participant with the opportunity to receive a cash award that will be paid to the Participant under the Plan if certain performance goals are attained, subject to the terms and conditions set forth in this Cash Award Agreement (the “Agreement”) and the Plan. The Participant may receive a copy of the Plan by contacting      , at      .

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Cash Award Opportunity. Subject to the terms and conditions set forth in this Agreement and the Plan, RAIT hereby notifies the Participant that he has the opportunity to receive a cash award in an amount set forth in Exhibit A attached hereto (the “Cash Award”), with the actual amount of the Cash Award that the Participant will receive, if any, to be based on the satisfaction of the performance goals set forth in Exhibit A attached hereto (the “Performance Goals”). The Participant shall not be entitled to receive any portion of the Cash Award that does not become payable because of the failure to fully satisfy the Performance Goals.

2. Employment. Except as otherwise provided in the Participant’s employment agreement, if any, with the Company (as defined in the Plan), if the Participant’s employment or service with the Company terminates for any reason or no reason prior to December 31, 2008, the Participant shall not have any opportunity to receive any portion of the Cash Award that otherwise becomes payable after such termination date, irrespective of the level of achievement of the Performance Goals.

3. Timing of Payment. No payment of the Cash Award shall occur until the Committee has certified the level of achievement of the Performance Goals, which certification shall occur as soon as administratively practicable after December 31, 2008 and all of the financial data necessary to determine the level achievement of the Performance Goals has been received by the Committee (the “Certification Date”). The portion of the Cash Award, if any, that becomes payable to the Participant based on the satisfaction of the Performance Goals shall be paid by RAIT to the Participant in a single lump sum cash payment following the Certification Date, but prior to March 15, 2009.

4. Change of Control. The provisions set forth in the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Cash Award, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate in accordance with the terms of the Plan.

5. Acknowledgment by Participant. By executing this Agreement, the Participant hereby acknowledges that with respect to any right to payment pursuant to this Agreement, the Participant is and shall be an unsecured general creditor of RAIT without any preference as against other unsecured general creditors of RAIT, and the Participant hereby covenants for himself, and anyone at any time claiming through or under the Participant not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. The Participant also hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to payment under this Agreement and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

6. Cash Award Subject to Plan Provisions. This Cash Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. This Cash Award is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to rights and obligations with respect to withholding taxes and other requirements of applicable law. The Committee shall have the authority to interpret and construe this Cash Award pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder and the Participant’s acceptance of this Cash Award is the Participant’s agreement to be bound by the interpretations and decisions of the Committee with respect to this Cash Award and the Plan.

7. No Rights to Continued Employment or Service. This Cash Award shall not confer upon the Participant any right to be retained in the employment or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time. The right of the Company to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

8. Assignment and Transfers. The Cash Award may not be transferred, assigned, pledged, or encumbered by the Participant. Any attempt to transfer, assign, pledge, or encumber the Cash Award by the Participant shall be null, void and without effect. The rights and protections of RAIT hereunder shall extend to any successors or assigns of RAIT. This Agreement may be assigned by RAIT without the Participant’s consent.

9. Withholding. All obligations of RAIT under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, which includes the Company’s right to withhold from the payment of the Cash Award an amount necessary to satisfy the Company’s Federal, state and/or local withholding obligations.

10. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws provisions thereof.

11. Application of Section 409A. This Cash Award is not intended to constitute or result in deferred compensation subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, to the extent any amount payable under this Agreement is subsequently determined to constitute deferred compensation subject to the requirements of section 409A of the Code, this Cash Award shall be administered in accordance with the requirements of section 409A of the Code. In such case, payments made under this Agreement may only be made in a manner and upon an event permitted by section 409A of the Code. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. This Agreement may be amended without the consent of the Participant in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

12. Notice. Any notice to RAIT provided for in this instrument shall be addressed to RAIT in care of the Committee at the principal office of RAIT, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, RAIT has caused its duly authorized officer to execute this Cash Award Agreement, and the Participant has placed his or her signature hereon, effective as of the Date of Grant.

RAIT FINANCIAL TRUST

By:
Name:
Title:

I hereby accept the Cash Award described in this Agreement, and I agree to be bound by the terms of this Agreement and the Plan. I hereby acknowledge and agree that all of the decisions, interpretations and determinations of the Committee with respect to the Cash Award shall be final, binding and conclusive on me, my beneficiaries and any other persons having or claiming an interest under this Agreement.

Date Participant

EXHIBIT A

2008 CASH AWARD PROGRAM

The amount of the Cash Award, if any, that will become payable to the Participant shall be determined based on the satisfaction of the following Performance Goals:

If RAIT achieves a level of “adjusted earnings” (as that term has been used by RAIT in its public reporting, but excluding capital gains and capital losses) per diluted RAIT common share of beneficial interest, par value $0.01, (the “Adjusted Earnings”) that is at least $1.60 per share for the period beginning on January 1, 2008 and ending on December 31, 2008 (the “Performance Period”) some portion of the Cash Award will be payable to the Participant. If the level of Adjusted Earnings is less than $1.60 per share, no portion of the Cash Award will be payable to the Participant under this Agreement.

The Adjusted Earnings for this purpose shall be calculated by the following steps:

(1)	First, Adjusted Earnings of RAIT for the year ended December 31, 2008 shall be computed;

(2)	Second, capital gains and capital losses shall be excluded from the Adjusted Earnings of RAIT for the year ended December 31, 2008; and

(3)	Third, the result calculated in steps (1) and (2) above shall be divided by the number of weighted-average shares outstanding-diluted for the year ended December 31, 2008.

The value of the Cash Award that will be payable to the Participant will depend on how much, if any, the Adjusted Earnings that is actually achieved at the end of the Performance Period exceeds the $1.60 per share level and the designated percentage of base salary for such Participant at the price per share level achieved, which is listed in the grid attached hereto as Appendix A. The Committee may reduce, but not increase, the value of the Cash Award, if any, payable to the Participant for any reason or no reason, in its sole discretion.

APPENDIX A

Participant Name	Base Salary	Threshold	Target	Maximum

For this purpose, the “Threshold” Adjusted Earnings level shall equal $1.60 per share, the “Target” Adjusted Earnings level shall equal $1.85 per share and the “Maximum” Adjusted Earnings level shall equal $2.10 per share; provided, however, that if the Adjusted Earnings per share achieved exceeds $2.10 per share no additional amount will be payable to the Participant and the Adjusted Earnings per share will be deemed to be the Maximum level. If the Adjusted Earnings is between the “Threshold” and “Target” benchmarks or the “Target” and “Maximum” benchmarks, the percentage of base salary that will be payable to the Participant as the Cash Award shall be interpolated.